Exhibit 15.1

August 8, 2019

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING ON THE MARCH 31, 2019 AND JUNE 30, 2019 FORMS 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated May 3, 2019 and August 8, 2019, on our reviews of the interim financial information of TrustCo Bank Corp NY for the three-month periods ended March 31, 2019 and 2018 and the three month and six-month periods ended June 30, 2019 and 2018, respectively, included in TrustCo Bank Corp NY’s quarterly report on Form 10-Q for the quarter ended March 31, 2019 and June 30, 2019, are incorporated by reference in this Registration Statement on Form S-8.

Yours very truly,

/s/ Crowe LLP